Exhibit 99.1

Press Release

Investors:	Media:
Parag Bhansali (904) 854-8640	Michelle Kersch (904) 854-5043
William P. Foley, II to Retire from Lender Processing Services’ Board of Directors;
Lee A. Kennedy, Current Board Member, to Assume Chairman Role
     JACKSONVILLE, Fla. — March 4, 2009 — Lender Processing Services, Inc. (NYSE:LPS), a leading provider of integrated technology and services to the mortgage industry, today announced that William P. Foley, II, chairman and director, will retire from LPS’s Board of Directors on March 15, 2009. Lee A. Kennedy, currently a board member, has been elected chairman effective March 15, 2009. Mr. Kennedy has served as a director of LPS since May 2008 and as a director and President and CEO of Fidelity National Information Services, Inc. (FIS), LPS’s former parent company, since February 2006.
     “LPS is off to a solid start as a stand-alone company. I am confident that under the leadership of the new board, combined with the strong management team, LPS remains well positioned to grow profitably in 2009 and beyond,” said William P. Foley, II. “LPS had a strong 2008, and while the broader economy and the real estate market remain challenging, LPS with its strong market position and unique capabilities, remains focused on delivering above average returns to shareholders,” added Lee A. Kennedy.
     The company also announced that Daniel D. (Ron) Lane and Cary H. Thompson will retire from LPS’s board and Jeff Carbiener (President and CEO), John F. Farrell, Jr. and Philip G. Heasley have been elected to LPS’s Board of Directors effective March 15, 2009.
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     John F. Farrell, Jr. has been a private investor since 1997. From 1985 through 1997 he was Chairman and Chief Executive Officer of North American Mortgage Company. He has served on the Board of Directors of Fidelity National Financial, Inc. (FNF) since October 2005, and served on the board of the former parent of FNF from 2000 until it was merged into FIS in November 2006. Mr. Farrell will retire as a director of FNF on March 15, 2009.
     Philip G. Heasley has served as the President and CEO of ACI Worldwide, Inc. since May 2005. From 2003 until May 2005, he served as Chairman and Chief Executive Officer of Paypower LLC and prior to that, he served as Chairman and Chief Executive Officer of First USA Bank from 2000 to 2003. Before First USA, he spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and two years as President and Chief Operating Officer. He has served on the Board of Directors of FNF since October 2005, and served on the board of the former parent of FNF from 2000 until it was merged into FIS in November 2006. Mr. Heasley will retire as a director of FNF on March 15, 2009. He also serves as a director of ACI Worldwide, Inc. and Kintera, Inc.
     The company noted that the compensation committee approved a one-time separation payment totaling $6.8 million to Messrs. Foley, Thompson, and Lane. Finally, the company noted that the guidance provided for first quarter and full year 2009 does not reflect this one-time non-operating expense.
About Lender Processing Services
     Lender Processing Services, Inc. (LPS) is a leading provider of integrated technology and services to the mortgage industry. LPS offers solutions that span the mortgage continuum, including lead generation, origination, servicing, workflow automation (Desktop), portfolio retention and default, augmented by the company’s award-winning customer support and professional services. Approximately 50 percent of all U.S. mortgages are serviced using LPS’s Mortgage Servicing Package (MSP). In fact, many of the nation’s top servicers rely on MSP, including seven of the top 10 and 16 of the top 20. LPS also offers proprietary mortgage and real estate data and analytics for the mortgage and capital markets industries. For more information about LPS, please visit www.lpsvcs.com.
Forward Looking Statements
     This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical facts, including statements about our beliefs and expectations. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets; the effects of our substantial leverage on our ability to make acquisitions and invest in our business; the elimination of existing and potential customers as a result of failures and consolidations in the banking and financial services industries; changes to the laws, rules and regulations that regulate our businesses as a result of the current economic and financial environment; the impact of adverse changes in the level of real estate activity on demand for certain of our services; our ability to adapt our services to changes in technology or the marketplace; risks associated with protecting information security and privacy; the impact of any potential defects, development delays, installation difficulties or system failures on our business and reputation; risks associated with our spin-off from Fidelity National Information Services, Inc. (“FIS”), including those relating to our new stand-alone public company status and limitations on our strategic and operating flexibility as a result of the tax-free nature of the spin-off; and other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10 and other filings with the Securities and Exchange Commission.